As filed with the Securities and Exchange Commission on May 20, 2015

Registration No. 333-202973

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 4

To

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLUE EARTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	98-0531496
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2298 Horizon Ridge Parkway, Suite 205

Henderson, Nevada 89052

(702) 263-1808

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Johnny R. Thomas

Chief Executive Officer

Blue Earth, Inc.

2298 Horizon Ridge Parkway, Suite 205

Henderson, Nevada 89052

(702) 263-1808

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Elliot H. Lutzker, Esq.

Davidoff Hutcher & Citron, LLP

605 Third Avenue

New York, New York 10158

(212) 557-7200

Approximate date of commencement of proposed sale to public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

i

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [  ]   Accelerated filer [X]   Non-accelerated filer [  ]   Smaller reporting company [  ]

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $.001 par value per share	2,074,109 (3)	$1.13 (2)	$2,343,743.17	$272.34
Common stock, $.001 par value per share	178,572 (4)	$1.13 (2)	$201,786.36	$23.45
Common stock, $.001 par value per share	10,392,158 (5)	$1.02 (9)	$10,600,000	$1,231.72
Common stock, $.001 par value per share	2,000,000 (6)	$1.02 (9)	$2,040,000	$237.05
Common stock, $.001 par value per share	1,628,276 (7)	$1.13 (2)	$1,839,951.88	$213.81
Common Stock $.001 par value per share	2,500,000 (8)	$1.13 (2)	$2,825,000	$328.27
Common Stock, $.001 par value per share	1,476,923 (10)	$1.13 (2)	$1,668,922.99	$193.94

TOTAL	20,250,038		$21,519,404.40	$2,500.58

(1)

Covers the registration of such additional and indeterminate number of shares of common stock as may be issuable due to adjustments for shares resulting from stock dividends, stock splits and similar changes.

(2)

Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Act based on the closing price per share of the common stock as reported on the NASDAQ Capital Market on March 20, 2015.

(3)

These shares were sold to PowerGenix Systems, Inc. pursuant to an Equity Exchange Agreement dated as of October 27, 2014 with Blue Earth, Inc. and are subject to the terms and conditions for a Lock-Up/Leak-Out Agreement dated as of October 27, 2014.

(4)

These shares were sold by PowerGenix Systems, Inc. in privately negotiated transactions to Helen Thomas (89,286, shares), the wife of Johnny R. Thomas, the Company’s Chief Executive Officer, and Manzano Limited Partnership (89,286 shares), an entity formed for estate planning purposes by Johnny R. Thomas for which he disclaims beneficial ownership, as well as of the shares owned by his wife.

ii

(5)

These shares are issuable upon conversion of a $10,000,000 12% Senior Secured Convertible Note (the “Note”) dated as of March 10, 2015, as amended, held by Jackson Investment Group LLC (“Jackson”) and convertible at $1.02 per share, as well as 588,236 shares issuable upon payment of interest on the Note in lieu of cash.  Solely to the extent the Note is not converted prior to September 10, 2015, Jackson has an option to purchase up to 9,803,922 shares at $1.02 per share for six (6) months commencing upon repayment of the Note.

(6)	These shares are issuable to Jackson upon exercise of a Warrant dated March 10, 2015 prior to March 10, 2020 at $1.02 per share, as amended.

(7)	These shares are issued and outstanding and held by Jackson.

(8)

These shares are issuable to TCA Global Credit Master Fund solely upon an event of default under a Second Amendment to Credit Agreement dated as of February 24, 2015 pursuant to the terms and conditions of the Certificate of Designation for the Company’s Series D Convertible Preferred Stock, as amended.

(9)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(g) under the Act based on a $1.02 per share conversion or exercise price.

(10)

These shares were previously registered in the name of PowerGenix Systems, Inc. on the initial filing of this registration statement.  These shares were subsequently sold in privately negotiated transactions to David J. Lies.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

iii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 20, 2015

PROSPECTUS

20,250,038 Shares

BLUE EARTH, INC.

Common Stock

This prospectus relates to the resale of an aggregate of 20,250,038 shares of common stock that may be offered and sold from time to time by the selling stockholders named in this prospectus.

The selling stockholders and their permitted transferees may offer and sell the shares from time to time at market prices in negotiated transactions or otherwise.  The timing and amount of any sale are within the sole discretion of the selling stockholders.   The selling stockholders may sell the shares directly or through underwriters, brokers or dealers.  The selling stockholders will pay commissions or discounts to underwriters, brokers or dealers in amounts to be negotiated prior to the sale.  We will not receive any of the proceeds from the sale of the shares by the selling stockholders.  See “Plan of Distribution” on page 14 for more information on this topic.

Our common stock is listed on the Nasdaq Capital Market and trades under the symbol “BBLU”. The closing price of our common stock on the Nasdaq Capital Market on May 19, 2015 was $1.31 per share.

Investing in our securities involves a high degree of risk, including those contained or incorporated by reference herein described under “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________ ____, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC for selling stockholders.  Under this process, the selling stockholders may sell the securities described in this prospectus in one or more offerings.  This prospectus does not contain all of the information included in the registration statement.  The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus.  You should carefully read this prospectus, the related exhibits filed with the SEC, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not, and the selling stockholders have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  Our business, financial condition, results of operations and prospects may have changed since those dates.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by Blue Earth, Inc. or any such person. Neither the delivery of this prospectus or any accompanying prospectus supplement nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of Blue Earth, Inc. since the date hereof. This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

An investment in our securities involves certain risks that should be carefully considered by prospective investors. See “Risk Factors.”

You should read this prospectus and any prospectus supplement as well as additional information described under “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information,” each on page 16.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in our reports filed with the SEC and incorporated herein by reference.  This summary may not contain all of the information that may be important to you. You should read our periodic reports, as well as our Registration Statement on Form S-1 (No. 333-189937) (the “S-1 Registration Statement”).  In this prospectus, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to Blue Earth, Inc., and its subsidiaries, Blue Earth Tech, Inc., Blue Earth Solar, Inc. (f/k/a Xnergy), Blue Earth Energy Management Services, Inc. (f/k/a Castrovilla, Inc.), Blue Earth Generator, Inc. (f/k/a Blue Earth Energy Management, Inc.), Blue Earth Finance, Inc., Ecolegacy Gas & Power, LLC, Blue Earth CHP, Inc. (f/k/a IPS Power Engineering, Inc.), Blue Earth Power Performance Solutions, Inc. (f/k/a Intelligent Power Inc.), Blue Earth Energy Power Solutions, LLC (f/k/a Millennium Power Solutions, LLC), Blue Earth Capital, Inc., as well as Genesis Fluid Solutions Holdings, Inc., our former name.

Company Overview

Blue Earth, Inc.  and  its subsidiaries  (the  “Company”)  is a comprehensive  provider  of energy  efficiency  and alternative/renewable energy solutions for small and medium sized commercial facilities and industrial facilities. The Company  also owns,  manages  and operates  independent  energy  generation  systems  constructed  in conjunction  with  these services.

The Company has expanded its comprehensive energy solutions offerings through strategic acquisitions of companies that have been providing energy solutions to an established customer base or have developed a proprietary technology that can be utilized by our customers to improve equipment reliability, reduce maintenance costs and provide a better overall operating environment. The acquired companies’ operational activities are being conducted through the following six business units: Blue Earth Solar; Blue Earth CHP; Blue Earth EMS; Blue Earth PPS; Blue Earth Capital and Blue Earth EPS. Blue Earth EMS, Blue Earth EPS and Blue Earth PPS are part of the Energy Efficiency and Technology operating segments.  Blue Earth Solar and Blue Earth CHP are part of the Construction operating segments. As energy sales come online from facilities owned and built by the Company’s Blue Earth Solar or Blue Earth CHP business units, a third operating segment is expected to be introduced.  The primary strategic objective for the respective business units is to provide services which establish and build brand awareness about the comprehensive energy efficiency and alternative/renewable solutions provided by the Company to its existing and future customers.

The Blue Earth Solar unit of the Company has built and owned a 500,000 watt solar powered facility on the Island of Oahu, Hawaii, which it sold in 2014.  Blue Earth Solar has also bought and sold the Lenape II solar project in Indianapolis, Indiana and  is acting  as the  engineering,  procurement  and  construction  (EPC)  contractor  for  the  latter  project.   It has  also  built, operates and manages  seven solar powered  facilities  in California  and is designing  and permitting  numerous  other projects. Our turnkey energy solutions enable our customers to reduce or stabilize their energy related expenditures and lessen the impact  of their  energy  use  on the  environment.  Our  services  offered  include  the  development,  engineering,  construction, operation and periodic warranty maintenance  and in certain cases, financing of small and medium scale alternative/renewable energy plants including solar photovoltaic (PV), Combined Heat and Power (“CHP”) or on-site cogeneration.  See “Corporate Strategy” below. Although the Company has a limited operating history and limited revenues in comparison to the size of the projects  it has undertaken,  as a result of the Company’s  acquisitions,  it is staffed  with personnel  experienced  in Solar and CHP.

The Blue Earth CHP unit builds, owns, operates and/or sells the energy plants or builds them for the customer to own. As we continue to expand our core energy services business as an independent energy producer, we intend to sell the electricity, hot water, heat and cooling generated by the power plants that we own under long-term energy purchase agreements to utilities and long-term take or pay contracts to our industrial customers.  The Company also  intends  to  finance  alternative  and renewable energy projects through industry relationships.   In the fourth quarter of 2014, Blue Earth CHP added personnel and facilities enabling it to develop, construct and maintain back-up generators and cogeneration systems in the New York metropolitan area.   This broadens Blue Earth CHP offerings to include co-generation systems and back-up generators for commercial buildings in addition to the industrial manufacturing facilities already served by BE CHP.

The Blue Earth EMS unit provides our customers with a variety of measures to improve the efficiency of their facilities’ energy  consumption  by  designing,  developing,  engineering,  installing,  operating,  maintaining  and  monitoring  their  major building systems, including refrigeration, lighting and heating, ventilation and air-conditioning.  We offer our utility customers energy efficiency programs, such as our proprietary Keep Your Cool® refrigeration program, adopted by many utilities in California,  targeted to their small and medium-sized  commercial  customers.  Our utility based, rate-payer incentive programs are designed to help commercial businesses use less energy through the upgrade of existing equipment with new, more efficient equipment that helps reduce demand for electricity, lower energy bills and also enable utilities to satisfy state- mandated  energy reduction  goals. In addition  to designing  and administering  the utility program,  we perform  the technical audits, sell the program to the commercial customer and in most instances, provide the installation of the equipment. The Company also provides refrigeration and HVAC service to many San Francisco Bay area and San Diego area customers.

Proprietary  technologies  owned  by the Company  are the PeakPower®  System  (Blue  Earth  PPS unit)  and the UPStealth® System (Blue Earth EPS unit). The PeakPower® System is a patented demand response, cloud based technology, that allows remote, wireless monitoring of refrigeration units, lighting and heating, ventilation and air conditioning  with a potential market  of thousands  of facilities,  such as super  markets  and food processing,  restaurants  and C-stores,  drug and discount stores. The Company is making some system changes before a commercial roll out. The technology enables the Company’s business unit, Blue Earth PPS, to provide energy monitoring  and control solutions with real-time decision support to protect our customers’ assets by preventing costly equipment failures and food product losses. Our PeakPower® System also serves as a  platform  to  enter  into  long-term  services  agreements  that  allow  most  types  of  refrigeration  equipment  failures  to  be predicted, thereby enabling preventive servicing based on need rather than periodic, unscheduled and costly service calls.

Management  believes based on its knowledge of the industry, that the patent pending UPStealth®  System is the only energy efficient, nickel zinc digital battery backup management  system designed to power signalized traffic intersections  during loss of utility power. This system has been tested, approved and installed in several cities and municipalities throughout the United States.  The Company intends to use the proprietary PowerGenix nickel zinc batteries, described below, to produce intelligent digital nickel zinc storage systems, using the Company’s proprietary intellectual property. The UPStealth® System is a nickel zinc battery backup system designed as an alternative to lead-acid battery backup systems, enabling the Company’s business unit, Blue Earth EPS, to provide its customers with an environmentally friendly product that is completely recyclable with no issues of hazardous out-gassing, corrosion, flammable or explosive characteristics.

The innovative UPStealth® nickel zinc battery backup management system can be formed in various configurations  that allow the intelligent battery to bend around corners and fit into spaces that cannot be accessed by traditional battery backup systems. Compared  to lead-acid battery backup systems, the total cost of ownership  for the UPStealth®  nickel zinc battery system is typically less, requires less maintenance, performs several years longer, and eliminates costly hazardous disposal issues.  There are several other market verticals where we believe both of our proprietary technologies can be applied, separately, or in combination, as a viable, cost effective solution, as described below under “Corporate Strategy.”

Corporate Strategy

Our strategic objective is to provide our customers with turnkey energy solutions and help them identify and maintain low cost or even no cost savings opportunities  to reduce or stabilize  their energy related expenditures  and lessen the impact of their energy use on the environment.

Key components to our corporate strategy include the following:

Our  primary  focus  in the  near  term  is expected  to be  organic  growth  within  our  construction  operating  segment,  which includes  combined  heat  and  power  (CHP),  solar  engineering,  procurement,  and construction  (Solar  EPC)  and our  energy efficiency  (EE)/technology operating  segment;  although  we  continue  to  evaluate  and  consider  strategic  acquisition opportunities. Our organic growth focus in each of these areas is summarized as follows.

1)  CHP or Cogeneration: Our business model is to construct and own, on a customer’s site under a long term lease, CHP or cogeneration systems, selling the thermal power to the customer and the electricity to the customer and the utility grid under long term power purchase  agreements  (PPAs). We have targeted initially large companies  within the food-processing sector.  The Company is currently building an energy plant which we are designing, building, owning and operating for JBS Food Canada, (JBS) a wholly-owned subsidiary of JBS USA Holdings Inc., a large U.S. and international protein provider. The energy plant is built on land leased from the host and the thermal and electric power is to be sold to the host under long term PPA’s with electricity sold to the local utility in certain cases.  On August 28, 2014, the Company announced it had signed an energy purchase agreement and land lease agreement with JBS in Brooks, Alberta, Canada to design, build, finance, own and operate a $29 million cogeneration energy facility which the Company expects to commence operations in 2015. The PPA agreements with our customers will be on a take or pay basis at a guaranteed discount rate from what they currently pay to their local utility providers.

Effective  December 1, 2014, Blue Earth, Inc. through its subsidiary,  Sumter Heat & Power, LLC, a Nevada limited liability company, entered into an energy purchase agreement and land lease to engineer, design, build, finance, construct, own and operate a co-generation  energy plant to be located at Pilgrim’s Pride Corporation’s  (“Pilgrim’s Pride”) facility in Sumter, South Carolina.  Pilgrim’s Pride agreed to purchase thermal energy from this CHP facility.  Pilgrim’s Pride is a subsidiary of JBS Holdings Inc., and is one of the largest chicken producing companies in the world. This is Blue Earth’s initial energy plant and which was energized on March 30, 2015 and Blue Earth became an Independent Power Producer.

Blue Earth’s, Sumter, South Carolina, co-generation energy facility will utilize methane made from Pilgrim’s Pride’s digester  for useful  purposes  such as hot water,  electricity  generation,  as well as useable  gas that can be used in the plant boilers. Insulated hot water storage tanks will also be part of the project to upgrade the current thermal system. Currently the methane  is flared off into the environment.  This system supports  the sustainability  efforts of Pilgrim’s  Pride. All electrical energy generated by the co-generation facility will be sold to Duke Energy under a power purchase agreement.

In December 2013, and the first quarter of 2014, the Company ordered generators, costing approximately $7.8 million for several energy plants for which the total cost is expected to be approximately $32 million.  The Company made the equipment installment payments and construction costs from cash on hand.  The Company raised equity to build its first energy plants through an aggregate of approximately $24 million warrant exercise from June 2013 to September 2014.  In November  2014,  the  Company  sold  $10  million  of  equity  to  fund  capital  expenditures  and  other  operating  expenses  in connection with its CHP and solar projects. The Company will install, own and operate the systems at Alberta, Canada and Sumter, South Carolina selling thermal and electric power to the customer under ten year power purchase agreements with provisions for ten year extensions. The electricity generated from the energy plants is sold to the host and/or utilities on power purchase agreements.  The units modular,  so construction  is primarily  assembly.  The Company employs large engineering companies for selected engineering and procurement activities as budgeted and planned. The EPC contractor for Alberta is DCO Energy, as described below, and the EPC contractor for Sumter is Stellar Energy.

The purpose of the Company’s  2013 acquisition of IPS Engineering  Inc. (IPS) and Global Renewable  Energy Group Inc. (GREG) now known as BE CHP, was to acquire the plans and development of the above described CHP projects and the relationship with the customer.  As a result of this acquisition, the percentage of the Company’s total assets represented by construction   in  progress  assets  of  $46,290,402   at  December   31,  2013  and  $56,022,580   at  December   31,  2014,  was approximately 54% and 55%, respectively. The Company recognized revenues of $11,444 and a net loss of $319,931 for the year ended December 31, 2013 and $-0-, and $704,029 for the year ended December 31, 2014, from Blue Earth CHP.

2)  Solar EPC: Our initial strategy was to joint venture with under-financed  solar developers  in order to gain EPC gross margins that exceed the 8-12% common within the industry. However, a new solar management team was installed by the Company starting in February 2014 and based on their experiences the Company’s focus has shifted to also include larger utility scale projects.  The Company  has constructed  seven (7) solar projects  in California,  and is designing  and permitting numerous other projects, including many solar projects in Hawaii.  The Company has also signed a letter of agreement that provides the Company with the exclusive rights to acquire six projects in Mexico, totaling 273 MW’s that are in various stages of development. Four of the projects are utility scale solar projects (totaling 105 MWs) and two are utility scale wind projects (168  MWs).  Under  the Agreement,  if the transaction  closes  following  due diligence,  of which  there  is no assurance,  the Company will issue shares of common stock and enter into a project development agreement for $2.5 million in cash.

On July 2, 2014, Lenape  II Solar LLC, a Nevada  limited  liability  company  and wholly  owned  subsidiary  of BE Solar (the “Lenape II Sub”) entered into a definitive asset purchase agreement with New Generation Power LLC (“NGP”) to acquire the Lenape II solar project in Indianapolis, Indiana.  On November 3, 2014, the Lenape II Sub entered into a Lease Agreement for the purpose of constructing and operating a solar photovoltaic array and associated solar equipment at the property located in Indianapolis.   On December 30, 2014, BE Solar sold all of the Membership  Interests of the Lenape II Sub to NRG Solar DG, LLC.  Under the transaction,  BE Solar will act as the EPC for the project which will be a 4.7 MW dc PV generating facility.  The Company has valued the combined return under the sale of assets and the EPC Agreement to be approximately $12.3 million.

Historically, the Company’s solar PV project pipeline for generating EPC revenue was large and generally not realized for various reasons, including site control, permitting, engineering, interconnect, and an inability to obtain project financing. The Company’s current solar management team has significant experience in converting pipeline into backlog and completing projects and is focused on completing several projects in Hawaii, continuing construction  on the approximate  $12M Lenape project in Indiana and acquiring and seeking to develop utility scale projects, primarily in Mexico, as set forth above.  From the September 26, 2011 acquisition of BE Solar through December 31, 2013, the Company recognized total revenues of approximately $14,678,092 and approximately $9,001,110 during 2014.

Our executive offices are located at 2298 Horizon Ridge Parkway, Suite 205, Henderson, NV 89052.  Our telephone number is (702) 263-1808.

Private Placements

PowerGenix Systems, Inc.

The Company and PowerGenix Systems, Inc. (“PowerGenix”) entered into an Equity Exchange Agreement dated October 27, 2014, a copy of which has been filed as Exhibit 10.2 to the Company’s Form 8-K filed on October 31, 2014.  In exchange for 13,873,168 shares of PowerGenix Series C Preferred Stock issued under a Series C Preferred Stock Purchase Agreement, the Company issued 3,729,604 restricted shares of Blue Earth common stock with a value of $8 million based on the ten-day average closing price of Blue Earth common stock immediately preceding the October closing.  The resale of Blue Earth common stock is subject to the terms and conditions of lock-up/leak-out agreement.

There were no underwriters or placement agents involved in the transaction.  Exemption from registration is claimed under Section 4(a)(2) of the Securities Act of 1933 based on representations and warranties made by PowerGenix in the Equity Exchange Agreement.  No placement agent or underwriter was involved in the transaction and no sales commissions were paid.

In privately negotiated transactions not involving the Company, Helen Thomas, the wife of Johnny R. Thomas, the Company’s Chief Executive Officer, purchased 89,286 shares from PowerGenix and Manzano Limited Partnership, an entity formed by Johnny R. Thomas, for estate planning purposes, purchased 89,286 shares.  Dr. Thomas disclaims beneficial ownership of all of the foregoing shares, all of which are registered for resale hereby.  In April and May 2015, PowerGenix sold an aggregate of 1,476,923 shares of common stock to David J. Lies, a principal stockholder of the Company, in privately negotiated transactions not involving the Company.  See “Selling Stockholders.”

TCA Global Credit Master Fund, L.P.

On February 24, 2015 the Company and each of the Company’s wholly-owned subsidiaries and TCA Global Credit Master Fund, LP (the “Lender”) entered into a Second Amendment to Credit Agreement, originally entered into as of January 31, 2013, but effective February 22, 2013 (the “Amended Credit Agreement”), dated as of February 24, 2015.  Under the terms of the Amended Credit Agreement, the Lender has committed to lend a total of $4,000,000 to the Company.  On February 24, 2015, the Company borrowed $3 million (the Loan”) under a Replacement, Amended and Restated Promissory Note (the “Note”).

The Note accrues interest at the rate of twelve (12%) percent per annum, with interest commencing on April 1, 2015 and monthly thereafter through and including July 1, 2015.  A principal payment of $1 million is due on the earlier of July 1, 2015 or the closing of the sale of the Maili facility.  The remaining loan shall be amortized with payments commencing on August 1, 2015 and monthly thereafter.  The Loan may be prepaid at any time by the Company.  The proceeds from the Loan will be used by the Company to fund, in part, (i) completion of the solar facility being built by Maili for Sun Financial, LLC, and (ii) completion of the combined heat and power (CHP) plant being built by Sumter for Pilgrim’s Pride Corporation.  The Loan is secured by (i) all of the capital stock of Sumter and all income associated therewith; (ii) the Company’s interest under a Membership Interest Purchase Agreement for the sale of the capital stock of Maili to Sun Financial, LLC; and (iii) 400,000 shares of newly issued Series D Convertible Preferred Stock solely convertible in the event of a default in payment.   A copy of the Amended Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of Series D Convertible Preferred Stock,  is filed as an exhibit to the Company’s Form 8-K filed on May 20, 2015.

As described below, under “Nasdaq Determinations,” Nasdaq issued a determination letter to the Company that it was in violation of Nasdaq Marketplace Rule 5635(d) requiring stockholder approval for private issuances of common stock equal to 20% or more of the outstanding voting power of the Company.  Notwithstanding the Loan had a 20% limitation, there was no limitation on the number of shares issuable upon conversion of the Series D preferred stock serving as collateral.  Nasdaq issued the determination letter below because it aggregated the transaction with TCA with the two other transactions and the Jackson Investment Group, LLC, an unaffiliated lender.  On May 14, 2015, the Company and TCA amended the TCA Loan to limit the number of shares issuable upon conversion to 2,500,000 shares which is the $3 million loan converted at the $1.20 per market share price at the time of the Loan in order to cure the deficiency.

In connection with the Amended Credit Agreement, the Company entered into an Advisory Agreement pursuant to which the Company agreed to pay an Advisory Fee of $300,000, payable in three equal installments of $100,000 between August 24, 2015 and February 24, 2016.  The issuance of the Series D Preferred Stock to TCA was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) based upon the representations and warranties made by TCA in a Subscription Agreement.  No placement agent or underwriter was involved in the transaction and no sales commissions were paid.

Jackson Investment Group

On March 10, 2015, the Company entered into a Note and Warrant Purchase Agreement, pursuant to which Jackson Investment Group, LLC (“Jackson”), a principal shareholder of the Company, purchased a $10 million 12% Senior Secured Convertible Note (the “Loan”).   The Note, as amended on May 13, 2015, is due September 10, 2015 (“Maturity”), however, may be prepaid without any premium.  Interest at the rate of 12% per annum shall accrue from the date of issuance and be payable at Maturity in cash, or at Jackson’s sole option, in shares of Common Stock at a conversion rate of $1.02 per share.  The Note is secured by all of the capital stock and assets of the Company and its subsidiaries (who have also guaranteed payment of the Note), except for two subsidiaries, Maili PV 01, LLC and Sumter Heat & Power LLC, which collateral was pledged to TCA Global Credit Master Fund, L.P. on February 24, 2015, as described above.  The proceeds from the Loan will be used for funding the continuing construction of the Company’s Brooks, Alberta Canada (“Brooks”) combined heat and power (“CHP”) energy plant and for working capital purposes.

Jackson has agreed, solely with respect to Brooks, to permit secured indebtedness in an aggregate principal amount not to exceed $16,300,000 to be secured by a first priority Lien in favor of a senior lender on the Brooks Project provided that (i) any lien in favor of a senior lender shall apply only to assets comprising the Brooks Project, and (ii) any lien subordination documentation in favor of a senior lender shall be acceptable in form and substance satisfactory to Jackson.  The Note is convertible at any time before Maturity at $1.02 per share, into shares of Common Stock of the Company.  Solely to the extent the Note is not converted prior to maturity, Jackson has an option (the “Option”) to purchase up to 9,803,922 shares at $1.02 per share for six (6) months commencing upon repayment of the Note.  Jackson also received 200,000 shares of the Company’s common stock as a commitment fee and a warrant (the “Warrant”) to purchase 2,000,000 shares at $1.00 per share ending March 10, 2020.

The issuance of (i) up to 10,392,158 shares of common stock upon the conversion of the Note (including accrued interest) and/or the Option; (ii) 2,000,000 shares of common stock upon exercise of the Warrant; and (iii) 200,000 shares of common stock as a commitment fee were all exempt from registration pursuant to Section 4(a)(2) of the Securities Act based on the representations and warranties made by both parties in the Note and Warrant Purchase Agreement, a copy of which was filed as an exhibit to the Company’s Current Report on Form 8-K filed on March 13, 2015.  The Global Amendment to the Note, Option and Warrant was filed as an exhibit to the Company’s Current Report on Form 8-K filed on May 20, 2015.  No placement agent or underwriter was involved in the transaction and no sales commissions were paid.  An additional 1,428,276 shares being sold pursuant to this prospectus were purchased by Jackson in the open market.

The March 19, 2015 Nasdaq determination letter  described above aggregated the March 10, 2015 loan transaction with Jackson with its prior purchase of common stock in November 2014, as well as the TCA Loan, as all occurred within six months of each other.  The above described Jackson loan contained a 20% limitation on the shares which could be issued to Jackson.  However, at the time of closing of this transaction, the market value of the common stock was $1.00 per share and the book value was $1.02 per share.   The Company and Jackson amended the Jackson loan to revise the note conversion price and the option and warrant exercise price from $1.00 to $1.02 per share in order to cure the deficiency.

Nasdaq Determinations

We are subject to the Nasdaq Marketplace Rules because our Common Stock is quoted on the NASDAQ Global Market (“Nasdaq”).  Nasdaq Marketplace Rule 5635 (d) (“Rule 5635 (d)”) requires stockholder approval for transactions other than a public offering involving the sale, issuance, or potential issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock, or 20% more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Nasdaq determined in its March 19, 2015 Determination Letter that the Company was in violation of Rule 5635 (d) because it aggregated the November 26, 2014 purchase of 10,000,000 shares of common stock shares by Jackson which comprised only approximately 12.5% of the issued and outstanding common stock of the Company prior to such issuance with the Company’s subsequent TCA loan and Jackson loan, because the 10,000,000 shares were sold to Jackson at $1.00 per share when the Company’s book value was $1.06 per share and the market value of the Company’s Common Stock was $1.11 per share.

On May 18, 2015, Nasdaq determined that the Company had regained compliance with Rule 5636(d).  As a result of the foregoing amendments to the TCA Loan and the March 2015 Jackson Loan, Nasdaq determined not to aggregate all three transactions for purposes of the Rule.  The November 2014 Jackson transaction and the February 2015 TCA transaction would still be aggregated for purposes of the Rule, but would not exceed 20% of the Company’s pre-transaction total common shares outstanding (prior to the first issuance to Jackson in November 2014) at a discount to market price.  Moreover, the March 2015 Jackson transaction is now priced at book value, and as a result, not subject to the Rule.

The Offering

This prospectus relates to the sale by certain selling stockholders of up to 20,250,038 shares of our common stock, as described on the cover page of this Prospectus.

Offering Price	Market price or privately negotiated prices.

Common Stock Outstanding	93,836,058 shares, $.001 par value (1)

Use of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling stockholders.  We will receive up to $2,040,000 from the full exercise of Warrants held by Jackson Investment Group, LLC.

NASDAQ Symbol	BBLU

Risk Factors

The common stock offered hereby makes a high degree of risk and should not be purchased by investors who cannot afford the risk of their entire investment.  You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section and incorporated herein by reference, as described below, before deciding whether or not to invest in our common stock.

(1)  Represents the number of shares of our common stock outstanding as of May 6, 2015.

RISK FACTORS

Investing in our securities involves a high degree of risk. Please see the risk factors under the heading “Risk Factors” beginning on page 26 in our Annual Report on Form 10-K for the year ended December 31, 2014, as amended, on file with the SEC, which are incorporated by reference herein.  Before making an investment decision, you should carefully consider these risks, as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement or amended registration statement in our periodic filings with the SEC subsequent to our most recent reports which are incorporated by reference herein.  The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus, and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, that we include in this prospectus, and in the documents we incorporate by reference in this prospectus, may be deemed forward-looking statements for purposes of the Securities Act and the Exchange Act, including, in particular, the statements about our plans, objectives, strategies and prospects regarding, among other things, our financial condition, operating results and business.

We use the words “anticipate,” “believe,” “estimate,” “target,” “project,” “expect,” “intend,” “may,” “plan,” “will,” “could,” “would,” “should,” “anticipate,” “feel,” “confident,” “predict,” “forecast,” “potential,” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the forward-looking statements that we make, including the factors included in the documents we incorporate by reference in this prospectus.  In particular, you should review the risks described under the heading “Risk Factors” and the statements under and the heading “Special Note Regarding Forward-Looking Statements” in our annual report on Form 10-K for the year ended December 31, 2014, which are incorporated herein by reference in their entirety, and any amendment or update thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of this prospectus and that also are incorporated herein by reference. You should read these factors and the other cautionary statements made in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement, and any document incorporated by reference. We caution you that we do not undertake any obligation to update forward-looking statements made by us.

USE OF PROCEEDS

We are registering these shares in order to satisfy registration rights we have granted to the selling stockholders.  The shares of common stock to be offered and sold pursuant to this prospectus will be offered and sold by the selling stockholders.  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.  We will receive up to $2,040,000 from the full exercise of Warrants held by Jackson Investment Group, LLC.

SELLING STOCKHOLDERS

The selling stockholders named in the table below may from time to time offer and sell pursuant to this prospectus and any applicable prospectus supplement the shares to which this prospectus relates. The selling stockholders may sell all, a portion or none of their shares at any time. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act.  The Shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.  We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus.  To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.  Beneficial ownership is determined in accordance with the rules of the SEC.

	Number of Shares of Common Stock Beneficially Owned Prior to	Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder (1)	the Offering	Hereby	Number	Percent (2)
Jackson Investment Group LLC (3)	29,037,934(4)	14,020,434(5)	15,017,000	15.5%
PowerGenix Systems, Inc. (6)	2,074,109(7)	2,074,109(7)	-0-	-0-
Helen Thomas (8)	468,366	89,286	379,080	*
Manzano Limited Partnership(9)	834,286	89,286	745,000	*
TCA Global Credit Master Fund	2,500,000	2,500,000(10)	-0-	-0-
David J. Lies	8,804,128	1,476,923	7,327,205	7.8%
		Total 20,250,038

_______________________________

*  Less than 1% of the issued and outstanding shares of common stock.

(1)

Throughout this prospectus, when we refer to the “selling stockholders,” we mean the entities listed in the table above, as well as the pledges, donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests, and when we refer to the shares of our common stock being offered by this prospectus on behalf of the selling stockholders, we are referring to the 20,250,038 shares of our common stock being registered under this registration statement.

(2)

Calculated using 93,836,058 shares of our common stock outstanding as of May 6, 2015.

(3)

Richard L. Jackson, the sole manager and controlling owner of Jackson Investment Group LLC, has voting and dispositive power over these securities.  The address of the stockholder is 2655 Northwinds Parkway, Alpharetta, Georgia 30089.

(4)

Includes (i) 9,803,922 shares issuable upon conversion of a six-month $10,000,000 12% Senior Secured Convertible Note due September 10, 2015 (the “Note”) and 588,236 shares issuable upon payment of interest on the Note in lieu of cash convertible at $1.02 per share; and solely to the extent the Note is not converted prior to maturity, Jackson has the option to purchase up to 9,803,922 shares at $1.02 per share for six (6) months commencing upon repayment of the Note, (ii) 2,000,000 shares issuable upon exercise of a Warrant which expires on March 10, 2020 at $1.02 per share, (iii) 13,290,776 shares issued and outstanding; (iv) 1,677,500 shares of common stock issuable upon exercise of Class B Warrants at $6.00 per Warrant each to purchase one share of common stock and one Class C Warrant exercisable at $12.00, to purchase an aggregate of 1,677,500 shares of common stock  for three years following issuance of the last Class C Warrant.

(5)

Consists of 9,803,922 shares issuable upon conversion of the Note and 588,236 shares issuable upon payment of interest on the Note in lieu of cash; 2,000,000 shares issuable upon exercise of the Warrant and an aggregate of 1,628,276 shares issued and outstanding, as set forth in Note (4) above.

(6)

Tod Higinbotham has voting and dispositive power over these shares.  The address of this stockholder is 4275 Executive Square, Suite 1000, La Jolla, CA 92037.

(7)

These shares were sold to PowerGenix System, Inc. pursuant to an Equity Exchange Agreement dated as of October 27, 2014 and are subject to the terms and conditions of a Lock-Up/Leak-Out Agreement dated as of October 27, 2014, as amended.

(8)

Helen Thomas is the wife of Johnny R. Thomas, the Company’s Chief Executive Officer, who disclaims beneficial ownership of these shares.  Share ownership is as of May 14, 2014, as last reported.

(9)

An entity formed for estate planning purposes by Johnny Thomas, CEO of the Company, for which he disclaims beneficial ownership.  Danny R. Thomas, Johnny Thomas’s adult son who lives in his own household, has the power to vote and dispose of these shares held by Manzano Limited Partnership.  Share ownership is as of May 14, 2014, as last reported.

(10)

Shares issuable solely upon a default under a Second Amendment to Credit Agreement dated as of February 24, 2015, pursuant to which TCA Global Master Fund (“TCA”) loaned the Company $3,000,000.   The conversion price for each share of Common Stock issuable upon conversion of Series D Convertible Preferred Stock is determined by dividing the amount of any monetary default by the average closing price of the Company’s Common Stock for the ten (10) business days prior to the Company’s receipt of a conversion notice, subject to a maximum of 2,500,000 shares in all events.

(11)

Includes 17,038 shares held by an IRA account which he controls and 8,787,090 shares held by Mr. Lies directly.  Does not include:  1,778,760 shares issuable upon exercise of Class B warrants which Mr. Lies and the Company have entered into a Blocking Amendment to such warrants.  Mr. Lies does not have the power to vote and dispose of shares under the blocking Amendment.

MATERIAL RELATIONSHIPS WITH SELLING STOCKHOLDERS

Except as set forth herein, none of the selling stockholders have had a material relationship with the Company within the past three years.

•

On October 27, 2014, Blue Earth, Inc. purchased $10,000,000 of Series C Convertible Preferred Stock of PowerGenix Systems, Inc. (“PowerGenix”) in consideration of $2,000,000 cash and $8,000,000 of shares of Blue Earth common stock, or 3,729,604 shares valued at approximately $2.15 per share.  PowerGenix and the Company also entered into a License and Marketing Agreement and various ancillary shareholder agreements on October 27, 2014.

•

Helen Thomas is the wife of Johnny R. Thomas, the Company’s Chief Executive Officer.

•

Manzano Family Limited Partnership is an entity formed for estate planning purposes by Johnny R. Thomas of which Danny R. Thomas, the adult son of Johnny R. Thomas, the Company’s Chief Executive Officer, has the power to vote and dispose of the shares.

•

Jackson Investment Group, LLC has no material relationship with the Company other than as a passive investor.

•

TCA Global Credit Master Fund is a secured lender to the Company under a Second Amendment to Credit Agreement dated as of February 24, 2015, as well as May 13, 2015.

•

David J. Lies is a greater than 5% shareholder of the Company.  The Company entered into an Independent Consulting Agreement effective as of November 15, 2011 with Remanco Inc., an entity controlled by David Lies.  On October 12, 2013, the Agreement was extended until November 14, 2014, when it expired.  Mr. Lies was granted warrants to purchase 100,000 shares of common stock at $.01 per share for five years.

Registration Rights

On October 27, 2014, the Company and PowerGenix entered into an Equity Exchange Agreement which requires the Company to file a registration statement under the Securities Act for it and its assignees.

On March 10, 2015, the Company and Jackson entered into a Note and Warrant Purchase Agreement which requires the Company to file a registration statement under the Securities Act to register its shares (and its assignees) underlying the Note, Warrant and/or Option described in footnote (4) under “Selling Stockholders” above.

On February 24, 2015, the Company and TCA entered into a Subscription Agreement which requires the Company to file a registration statement under the Securities Act.

The shares of common stock being offered by PowerGenix, Jackson, and TCA are being registered in accordance with the registration rights in the foregoing agreements granted by us to the selling stockholders.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus may be sold by the selling stockholders or their transferees from time to time in:

•

transactions in the over-the-counter market, the NASDAQ Capital Market, or on one or more   exchanges on which the securities may be listed or quoted at the time of sale;

•

negotiated transactions;

•

transactions otherwise than on the NASDAQ Capital Market or stock exchanges;

•

underwritten offerings;

•

distributions to equity security holders, partners or other stockholders of the selling stockholder;

•

through the writing of options, whether such options are listed on an options exchange or otherwise;

•

through a combination of these methods of sale; or

•

any other method permitted by law.

The selling stockholders may sell the shares of our common stock at:

•

fixed prices which may be changed;

•

market prices prevailing at the time of sale;

•

prices related to prevailing market prices;

•

negotiated prices; or

•

any other method permitted by law.

In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell those shares.  If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, those underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal.  Any such discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them.  If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  The selling stockholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling stockholders and any broker-dealer or agent participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such broker-dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealer or agent, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Direct Sales, Agents, Dealers and Underwriters

The selling stockholders or their transferees may effect transactions by selling the shares of common stock in any of the following ways:

•

directly to purchasers; or

•

to or through agents, dealers or underwriters designated from time to time;

•

both privately negotiated transactions or on stock exchanges.

Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both.  The agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

In the event that a member firm of the Financial Industry Regulatory Authority, Inc. (“FINRA”) is retained to effect transactions in the shares of common stock, no FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the resale of the securities by a selling stockholder, which total compensation may not exceed 8%.

Regulation M

The selling stockholders and any other persons participating in the sale or distribution of the shares are subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M.  These provisions may restrict certain activities of, and limit the timing of purchase and sales of any of the shares by, the selling stockholders or any other such person.  Furthermore, under Regulation M persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

Supplements

To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new selling stockholder, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

State Securities Law

Under the securities laws of some states, the selling stockholders may only sell the shares in those states through registered or licensed brokers or dealers.  In addition, in some states the selling stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

Expenses, Indemnification

We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any.  We will indemnify the selling stockholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

In the event of a material change in the plan of distribution disclosed in this prospectus, the selling stockholders will not be able to effect transactions in the shares pursuant to this prospectus until such time as a post-effective amendment to the registration statement is filed with, and declared effective by, the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by us with the SEC are incorporated in this registration statement by reference.

(a) Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 16, 2015.

(b) Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2014, filed on April 22, 2015.

(c) Quarterly Report on Form 10-Q for the Quarterly period ended March 31, 2015, filed on May 11, 2015.

(d) Definitive Proxy Statement filed on June 13, 2014.

(e) Current Reports on Form 8-K and amendments thereto filed on March 17, 2015, March 23, 2015, April 1, 2015, April 2, 2015, May 12, 2015 and May 20, 2015.

(f) Description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, declared effective on April 25, 2012 (including any amendment or report filed with the SEC for the purpose of updating such description).  The description of securities contained in the Registrant’s Registration Statement (f/k/a Cherry Tankers, Inc.), on Form SB-2, as amended, originally filed with the Securities and Exchange Commission on December 26, 2007 and declared effective on January 10, 2008) (File No. 333-148346); Registrant’s Post-Effective Amendment No. 1 to form SB-2 on Form S-1 declared effective on March 5, 2009; Current Report on Form 8-K filed on October 29, 2010, Form 8-K/A filed on September 29, 2011, and Amendment No. 1 to Form 8-K for July 3, 2013 filed on January 9, 2014, are incorporated herein by reference.

Any applicable filings made after the date of the initial registration statement and prior to effectiveness of this Registration Statement will be deemed incorporated by reference.

All reports and other documents that we file pursuant to Section 13(a) and 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this prospectus and to be a apart hereof from the date of filing of such reports and documents.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, copies of these filings, excluding all exhibits unless an exhibit has been specifically incorporated by reference in such filings, at no cost, upon written or oral request made to:

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting John Francis, Vice President, Blue Earth, Inc., 2298 Horizon Ridge Parkway, Suite 205, Henderson, Nevada 89052; telephone (702) 263-1808.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act to register the resale by the selling stockholders of the securities offered by this prospectus.  This prospectus omits some information and exhibits included in the registration statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the SEC in Washington, D.C.

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by us with the SEC can be inspected and copied at the Public Reference Room maintained by the SEC at 100 Fifth Street, N.E., Washington, D.C. 20549. Copies of filings can be obtained from the Public Reference Room maintained by the SEC by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a website that contains reports, proxy and informational statements and other information filed electronically with the SEC at http://www.sec.gov.  General information about us, including our reports and other information filed with the SEC, are available free of charge through our website at www.blueearthinc.com.  Information on our website is not incorporated into the prospectus or our other SEC filings and is not part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting John Francis, Vice President, Blue Earth, Inc., 2298 Horizon Ridge Parkway, Suite 205, Henderson, Nevada 89052; telephone (702) 263-1808.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Davidoff Hutcher & Citron LLP, New York, New York.  Davidoff Hutcher & Citron LLP owns 76,014 shares of common stock.

EXPERTS

The financial statements as of and for the years ended December 31, 2014, 2013 and 2012 have been audited by HJ & Associates, LLC, an independent registered public accounting firm as set forth in their report and are included in reliance upon such report given as authority of such firm as experts in accounting and auditing.

PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$2,500.58
Transfer agent’s and trustee’s fees and expenses	2,000
Printing and engraving expenses	1,000
Legal fees and expenses	10,000
Accounting fees and expenses	2,500
Miscellaneous	1,999.42

Total expenses	$20,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

1.)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or

(b)  Acted  in  good  faith  and  in  a  manner  which  he  reasonably  believed  to  be  in  or  not  opposed  to  the  best  interests  of  the  corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.)  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

1.)  Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection

2.)  may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

3.)  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

4.)  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and, (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Corporate By-Laws at Article XI, provide that the Corporation has accepted a provision indemnifying to the full extent permitted by the law, thereby eliminating or limiting the personal liability of directors, officers, employees or corporate agents for damages for breach of fiduciary duty as a director or officer, but such provision must not eliminate or limit the liability of a director or officer for (a) Acts or omissions involving intentional misconduct, fraud, or knowing violation of law; or (b) the payments of distributions in violation of Nevada Revised Statute 78.300.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FORGOING PROVISIONS OR OTHERWISE, WE HAVE BEEN ADVISED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND IS, THEREFORE, UNENFORCEABLE.

ITEM 16.  Exhibits and Financial Statement Schedules.

Exhibit
Number	Description
4.1	Equity Exchange Agreement dated as of October 27, 2014 by and between Blue Earth, Inc. and PowerGenix Systems, Inc.(1)
4.2	Note and Warrant Purchase Agreement dated as of March 10, 2015 by and between Blue Earth, Inc. and Jackson Investment Group, LLC.(2)
4.3	Certificate of Designation of Series D Convertible Preferred Stock (3).
4.4	Amended Certificate of Designation of Series D Convertible Preferred Stock. (4)
4.5	Global Amendment to the Jackson Investment Group Loan Documents dated as of May 13, 2015. (4)
4.6	Global Amendment to the TCA Global Credit Master Fund LP Series D documents. (4)
5.1	Opinion of Davidoff Hutcher & Citron LLP as to the legality of the securities
23.1	Consent of HJ & Associates, LLC*
23.2	Consent of Davidoff Hutcher & Citron LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)

* filed with this amendment no. 4

(1)  Incorporated by reference to the copy of such document included as Exhibit 10.2 to our Current Report on Form 8-K filed on October 31, 2014.

(2)  Incorporated by reference to the copy of such document included as Exhibit 10.1 to our Current Report on Form 8-K filed on March 13, 2015.

(3)  Incorporated by reference to the copy of such document included as Exhibit 3.1 to our Current Report on Form 8-K filed on February 27, 2015.

(4)   Incorporated by reference to the copy of such document included as an Exhibit to our Current Report on Form 8-K filed on May 20, 2015.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrants are relying on Rule 430B,

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on No. 3 Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada on the 20th day of May, 2015.

BLUE EARTH, INC.

By:  /s/ Johnny R. Thomas

Name:  Johnny R. Thomas

Title:   Chief Executive Officer

(Principal Executive Officer)

Signature	Title	Date

*/s/ Laird Q. Cagan Laird Q. Cagan	Chairman of the Board and a Director	May 20, 2015

/s/ Johnny R. Thomas Johnny R. Thomas	Chief Executive Officer and a Director (Principal Executive Officer)	May 20, 2015

*/s/ Robert Potts Robert Potts	President, Chief Operating Officer and Director	May 20, 2015

/s/ Brett Woodard Brett Woodard	Chief Financial Officer (Principal Financial and Accounting Officer)	May 20, 2015

*/s/ Michael W. Allman Michael W. Allman	Director	May 20, 2015

*/s/ James A. Kelly James A. Kelly	Director	May 20, 2015

*/s/ Alan Krusi Alan Krusi	Director	May 20, 2015

*/s/ William (Bill) Richardson Governor William (Bill) Richardson	Director	May 20, 2015

*/s/ Johnny R. Thomas Johnny R. Thomas	Attorney-In-Fact	May 20, 2015

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.	DESCRIPTION
23.1	Consent of HJ & Associates, LLC